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                                                                    EXHIBIT 10.1

                              EMPLOYMENT AGREEMENT


     This Employment Agreement (this "Agreement") is made and entered into by and between Input/Output, Inc., a Delaware corporation (hereinafter referred to as "Employer"), and Robert P. Peebler, an individual currently resident in Harris County, Texas (hereinafter referred to as "Employee"), effective as of March 31, 2003 (the "Effective Date").

                              W I T N E S S E T H:

     WHEREAS, attendant to Employee's employment by Employer, Employer and Employee wish for there to be a complete understanding and agreement between Employer and Employee with respect to, among other terms, Employee's duties and responsibilities to Employer; the compensation and benefits owed to Employee; the fiduciary duties owed by Employee to Employer; Employee's obligation to avoid conflicts of interest, disclose pertinent information to Employer, and refrain from using or disclosing Employer's information; and the term of Employee's employment;

     NOW, THEREFORE, in consideration of the mutual promises contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Employer and Employee agree as follows:

Section 1.  General Duties of Employer and Employee.

          (a) Employer agrees to employ Employee and Employee agrees to accept employment by Employer and to serve Employer in an executive capacity as its President and Chief Executive Officer. Employee will report to the Employer's Board of Directors (the "Board"). The powers, duties and responsibilities of Employee as President and Chief Executive Officer include those duties that are the usual and customary powers, duties and responsibilities of such office, including those powers, duties and responsibilities specified in Employer's Bylaws, and such other and further duties appropriate to such position as may from time to time be assigned to Employee by the Board.

          (b) The parties hereto recognize that Employee is also Chairman of Energy Virtual Partners, LP and Energy Virtual Partners, Inc., and in such capacities, is required to devote a portion of his efforts to those entities. While employed hereunder, Employee will devote at least eighty percent (80%) of his time, efforts, skills and attention for the benefit of and with his primary attention to the affairs of Employer in order that he may faithfully perform his duties and obligations to Employer. The preceding sentence will not, however, be deemed to restrict Employee from attending to matters or engaging in activities not directly related to the business of Employer, provided that (i) such activities or matters are reasonable in scope and time commitment and not otherwise in violation of this Agreement, and (ii) Employee will not become a director of any corporation or other entity (excluding charitable or other non-profit organizations) without prior written disclosure to, and consent of, Employer.

          (c) At the commencement of Employee's employment by Employer, Employee will be based at Employer's executive offices located at Stafford, Texas (the "Place of Employment").


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          (d) Employee agrees and acknowledges that during the term of this
Agreement, he owes a fiduciary duty of loyalty, fidelity and allegiance to act at all times in the best interests of Employer and to do no act knowingly which would injure Employer's business, its interests or its reputation.

Section 2.  Compensation and Benefits.

          (a) Employer will pay to Employee during the term of this Agreement a base salary at the rate of $400,000 per annum (such base salary as increased by the Compensation Committee of the Board as hereinafter provided is referred to herein as the "Base Salary"). The Compensation Committee of the Board will review the Base Salary from time to time and, during the term of this Agreement, may increase, but may not decrease, the Base Salary. The Base Salary will be paid to Employee in equal installments every two weeks or on such other schedule as Employer may establish from time to time for its management personnel.

          (b) Employee has not been promised any bonus.

          (c) The Employee shall be granted a nonqualified stock option effective March 31, 2003 to purchase 1,325,000 shares of common stock of the Employer under the Input/Output, Inc. 2003 Stock Option Plan (the "Option Plan") having an exercise price equal to $6.00 per share. This option will vest in equal monthly installments over a three-year period beginning on the first anniversary of the date of grant. This option will have a term of ten years and will otherwise be subject to the standard terms and conditions of the Option Plan and the terms set forth in this Agreement. Employer agrees to use reasonable commercial efforts to obtain the consent of its shareholders to the adoption of the Option Plan and shall register the options granted hereunder on a Form S-8 or equivalent registration statement. In the event Employer cannot obtain the consent of its shareholders to the adoption of the Option Plan, Employer will offer to employee a substitute incentive compensation plan to Employee that has a substantially equivalent value to the option grant. If after good faith negotiations Employer and Employee cannot agree on a suitable alternative with thirty (30) days of the shareholder vote, then Employee and Employer shall submit the dispute to arbitration in accordance with Section 14 of this Agreement.

          (d) Effective on the date hereof, without any requirement to accrue, Employee will be entitled to paid vacation of not less than four (4) weeks each year. Vacation may be taken by Employee at the time and for such periods as may be mutually agreed upon between Employer and Employee.

          (e) Employee will be reimbursed in accordance with Employer's normal expense reimbursement policy for all of the actual and reasonable costs and expenses incurred by him in the performance of his services and duties hereunder, including, but not limited to, travel and entertainment expenses. Employee will furnish Employer with all invoices and vouchers reflecting amounts for which Employee seeks Employer's reimbursement.

          (f) Employee will be entitled to participate in all insurance and retirement plans, incentive compensation plans (at a level appropriate to his position) and such other benefit plans or programs as may be in effect from time to time for the senior management employees of



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Employer including, without limitation, those related to savings and thrift, retirement, welfare, medical, dental, disability, salary continuance, accidental death, travel accident, life insurance, incentive bonus, membership in business and professional organizations, and reimbursement of business and entertainment expenses. Specifically, Employee will be entitled to participate in the Input/Output, Inc. Deferred Compensation Plan as long as it is made available to other key management employees.

          (g) Employer, during the term of this Agreement and thereafter without limit of time, will indemnify Employee for claims and expenses to the extent provided in Employer's Certificate of Incorporation and Bylaws. Employer will also provide Employee coverage under Employer's policies of directors' and officers' liability insurance to the same extent as other executive officers of Employer during the term of this Agreement.

          (h) All Base Salary, bonus and other payments made by Employer to Employee pursuant to this Agreement will be subject to such payroll and withholding deductions as may be required by law and other deductions applied generally to employees of Employer for insurance and other employee benefit plans in which Employee participates.

Section 3. Fiduciary Duty; Confidentiality.

          (a) In keeping with Employee's fiduciary duties to Employer, Employee agrees that he will not knowingly take any action that would create a conflict of interest with Employer, or upon discovery thereof, allow such a conflict to continue. In the event that Employee discovers that such a conflict exists, Employee agrees that he will disclose to the Board any facts which might involve a conflict of interest that has not been approved by the Board.

          (b) As part of Employee's fiduciary duties to Employer, Employee agrees to protect and safeguard Employer's information, ideas, concepts, improvements, discoveries, and inventions and any proprietary, confidential and other information relating to Employer or its business (collectively, "Confidential Information") and, except as may be required by Employer, Employee will not knowingly, either during his employment by Employer or thereafter, directly or indirectly, use for his own benefit or for the benefit of another, or disclose to another, any Confidential Information, except (i) with the prior written consent of Employer; (ii) in the course of the proper performance of Employee's duties under this Agreement; (iii) for information that becomes generally available to the public other than as a result of the unauthorized disclosure by Employee; (iv) for information that becomes available to Employee on a nonconfidential basis from a source other than Employer or its affiliated companies who is not bound by a duty of confidentiality to Employer; or (v) as may be required by any applicable law, rule, regulation or order.

          (c) Upon termination of his employment with Employer, Employee will immediately deliver to Employer all documents in Employee's possession or under his control which embody any of Employer's Confidential Information.



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          (d) In addition to the foregoing provisions of this Section 3, and effective as of the Effective Date, Employee agrees to enter into an Employee Confidentiality and Intellectual Property Agreement with Employer, a copy of which is attached hereto as Exhibit B.

Section 4. Term.

     Employee's employment with Employer will commence on March 31, 2003, and will continue for five (5) years (the "Term"), unless terminated earlier in accordance with Section 5.

Section 5. Termination.

          (a) Employee's employment with Employer hereunder will terminate upon the first to occur of the following:

               (1) The death or "Disability" (as defined in Section 5(b) hereof) of Employee;

               (2) Employer terminates such employment for "Cause" (as defined in Section 5(c) hereof);

               (3) Employee terminates such employment for "Good Reason" (as defined in Section 5(d) hereof);

               (4) Employer terminates such employment for any reason other than Cause, or for no reason at all;

               (5) Employee terminates such employment for any reason other than Good Reason, or for no reason at all; or

               (6) The expiration of the Term.

          (b) As used in this Agreement, "Disability" means permanent and total disability (within the meaning of Section 22(e)(3) of the Internal Revenue Code of 1986, as amended (the "Code"), or any successor provision) which has existed for at least 180 consecutive days.

          (c) As used in this Agreement, "Cause" means:

               (1) the willful and continued failure by Employee to substantially perform his obligations under this Agreement other than any such failure resulting from his Disability) after a demand for substantial performance has been delivered to him by the Board which specifically identifies the manner in which the Board believes Employee has not substantially performed such provisions and Employee has failed to remedy such situation within thirty (30) days after such demand;

               (2) Employee's willfully engaging in conduct materially and demonstrably injurious to the property or business of Employer, including without


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          limitation, fraud, misappropriation of funds or other property of
          Employer, other willful misconduct, gross negligence or conviction of a felony or any crime involving moral turpitude; or

               (3) Employee's other material breach of this Agreement, which breach has not been remedied by Employee within thirty (30) days after receipt by Employee of written notice from Employer that he is in material breach of the Agreement, specifying the particulars of such breach.

For purposes of this Agreement, no act, or failure to act, on the part of Employee shall be deemed "willful" or engaged in "willfully" if it was due primarily to an error in judgment or negligence, but shall be deemed "willful" or engaged in "willfully" only if done, or omitted to be done, by Employee not in good faith and without reasonable belief that his action or omission was in the best interest of Employer. Notwithstanding the foregoing, Employee shall not be deemed to have been terminated as a result of "Cause" hereunder unless and until there shall have been delivered to Employee a copy of a resolution duly adopted by the affirmative vote of not less than three-quarters of the Board then in office at a meeting of the Board called and held for such purpose (after reasonable notice to Employee and an opportunity for Employee, together with his counsel, to be heard before the Board), finding that, in the good faith opinion of the Board of Directors, Employee has committed an act set forth above in this
Section 5(c) and specifying the particulars thereof in detail. Nothing herein shall limit the right of Employee or his legal representatives to contest the validity or propriety of any such determination.

          (d) As used in this Agreement, "Good Reason" means:

               (1) Employer's failure to comply with any of the provisions of
          Section 2 of this Agreement (including, but not limited to, such failure resulting from any reduction in the Base Salary) which failure is not remedied within thirty (30) days after receipt of written notice from Employee specifying the particulars of such breach;

               (2) Employer's breach of any other material provision of this Agreement which is not remedied within thirty (30) days after receipt by Employer of written notice from Employee specifying the particulars of such breach;

               (3) the assignment to Employee of any duties materially inconsistent with Employee's position (including status, offices, titles, and reporting requirements), a removal from his current office, a material reduction in his duties, functions, responsibilities, or authority as contemplated by Section 1 of this Agreement, or other action by Employer that results in a diminution (other than an isolated, inconsequential or insubstantial diminution which is remedied by Employer promptly after receipt of written notice thereof given by Employee) in such office, position, duties, functions, responsibilities or authority;



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               (4) the relocation of Employee's principal place of performance of his duties and responsibilities under this Agreement to a location more than thirty miles (30) miles from the Place of Employment; or

               (5) Any failure by Employer to comply with Section 11(c).

          (e) As used in this Agreement, "Date of Termination" means:

               (1) if Employee's employment with Employer is terminated for Disability, sixty (60) days after notice of termination is received by Employee or any later date specified therein, provided that within such sixty (60) day period Employee shall not have returned to full-time performance of Employee's duties;

               (2) if Employee's employment with Employer is terminated as a result of Employee's death, the date of death of Employee;

               (3) if Employee's employment with Employer is terminated for Cause, the date notice of termination, accompanied by a copy of the resolution satisfying Section 5(c), is received by Employee or any later date specified therein, provided that Employer may, in its discretion, condition Employee's continued employment upon such considerations or requirements as may be reasonable under the circumstances and place a reasonable limitation upon the time within which Employee will comply with such considerations or requirements;

               (4) if Employee's employment with Employer is terminated for any reason other than Employee's Disability, Employee's death, or Cause, or for no reason, the date that is fourteen (14) days after the date of receipt of the notice of termination.

Section 6. Effect of Termination.

          (a) Upon termination of Employee's employment by Employer for Cause, or by Employee for no reason or any reason other than Good Reason, all compensation and benefits will cease upon the Date of Termination other than:
(i) those benefits that are provided by retirement, deferred compensation and benefit plans and programs specifically adopted and approved by Employer for Employee that are earned and vested by the Date of Termination, including unused vacation pay (ii) as provided in Section 10, (iii) Employee's Base Salary through the Date of Termination; (iv) any incentive compensation due Employee if, under the terms of the relevant incentive compensation arrangement, such incentive compensation was due and payable to Employee on or before the Date of Termination; and (v) medical and similar benefits the continuation of which is required by applicable law or provided by the applicable benefit plan.

          (b) Upon termination of Employee's employment due to the death of Employee or upon termination by Employer due to the Disability of Employee, all compensation and benefits will cease upon the Date of Termination other than:
(i) those benefits that are provided by retirement, deferred compensation and benefit plans and programs specifically adopted and approved by Employer for Employee that are earned and vested by the Date of


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Termination including unused vacation pay, (ii) as provided in Section 10, (iii)
Employee's Base Salary through the Date of Termination; provided, that in the case of a termination resulting from Employee's Disability, Base Salary shall continue until payment begins under the Employer's disability insurance program;
(iv) any incentive compensation due Employee if, under the terms of the relevant incentive compensation arrangement, such incentive compensation was due and payable to Employee on or before the Date of Termination; and (v) medical and similar benefits the continuation of which is required by applicable law or provided by the applicable benefit plan. In addition, in the event of termination as a result of Employee's death, Employer shall pay to Employee's widow, a death benefit equal to one year's Base Salary payable over the year following Employee's death, as though Employee were still employed.

          (c) Upon termination of this Agreement due to the expiration of the Term, Employee will continue to be employed by Employer as an employee at will.

          (d) Except as otherwise provided in Section 6(e), if Employee's employment with Employer is terminated (i) by Employer for no reason or for any reason other than Cause, the death or Disability of Employee, or the expiration of the Term, or (ii) by Employee for Good Reason, the obligations of Employer and Employee under Sections 1 and 2 will terminate as of the Date of Termination, and Employer will pay or provide to Employee (subject to Section 2(h) hereof) the following:

               (1) Subject to Employee's compliance with Section 12 hereof, the Employer shall pay Employee (i) during the two-year period ending on the second anniversary of the Date of Termination, an aggregate amount equal to two times (2x) Employee's Base Salary, which payments will be paid to Employee in twenty-four (24) equal monthly installments during such two-year period, and (ii) a lump sum equal to 0.99 times Employee's Base Salary;

               (2) all incentive compensation then due Employee, if any, under the terms of the relevant incentive compensation arrangements then in effect and applicable to Employee.

Except as otherwise provided above and in Section 10, all other compensation and benefits will cease upon the Date of Termination other than the following: (i) those benefits that are provided by retirement, deferred compensation, and benefit plans and programs specifically adopted and approved by Employer for Employee that are earned and vested by the Date of Termination, (ii) any rights Employee or his survivors may have under any grants of options to purchase Employer's Common Stock made in accordance with Section 2(d) hereof; and (iii) medical and similar benefits the continuation of which is required by applicable law or as provided by the applicable benefit plan. As a condition to making the payments and providing the benefits specified in this Section 6(d), Employer will require that Employee execute a release of all claims Employee may have against Employer at the time of Employee's termination. Such release will be in substantially the same form as Exhibit C attached hereto.

          (e) If (i) a "Change in Control" (as defined in Section 6(g) hereof) shall have occurred, and (ii) Employee's employment with Employer has continued for for eighteen months following such Change of Control, Employee at his option may during the immediately


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following six (6) month period terminate his employment with Employer by giving
Employer a three (3) month prior notice of termination, and such termination shall be treated as a termination for Good Reason in accordance with Section 6(d) above. The following shall occur immediately upon the occurrence of such Change in Control:

                    (i) each option to acquire Common Stock or other equity securities of Employer held by Employee immediately prior to such Change in Control issued to Employee in conjunction with or after Employee accepted employment with Employer shall accelerate and become fully vested and exercisable, regardless of whether or not the vesting conditions set forth in the relevant stock option agreement have been satisfied, and shall remain fully exercisable for a one-year period following the Date of Termination consistent with Section 5(e) hereof; and

                    (ii) all restrictions on any restricted Common Stock or
                         other equity securities of Employer granted to Employee prior to such Change in Control shall be removed and such Common Stock or other equity securities shall be freely transferable (subject to applicable securities laws), regardless of whether the conditions set forth in the relevant restricted stock agreements have been satisfied in full.

As a condition to making the payments and providing the benefits specified in this Section 6(e), Employer will require that Employee execute a release of all claims Employee may have against Employer at the time of Employee's termination, with such release being in substantially the same form as Exhibit C attached hereto.

          (f) For purposes of this Agreement, a "Change in Control" shall mean the occurrence of any of the following after the Effective Date:

               (1) the acquisition by any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934, as amended from time to time (the "Exchange Act"), or any successor statute) (a "Covered Person") of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of 51% or more of either (i) the then outstanding shares of Common Stock (the "Outstanding Company Common Stock"), or (ii) the combined voting power of the then outstanding voting securities of Employer entitled to vote generally in the election of directors (the "Outstanding Company Voting Securities"); provided, however, that for purposes of this Section 6(f)(1), the following acquisitions shall not constitute a Change in Control: (i) any acquisition directly from Employer, (ii) any acquisition by Employer, (iii) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by Employer or any entity controlled by Employer, or


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          (iv) any acquisition by any corporation pursuant to a transaction which complies with Section 6(f)(3)(i), (ii) or (iii); or

               (2) individuals who, as of the Effective Date, constitute the Board (the "Incumbent Board") cease for any reason to constitute at least a majority of the Board; provided, however, that any individual becoming a director subsequent to the Effective Date whose election, or nomination for election by Employer's stockholders, was approved by a vote of at least two-thirds of the directors then comprising the Incumbent Board shall be considered as though such individual were a member of the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a Covered Person other than the Board; or

               (3) consummation of (xx) a reorganization, merger, amalgamation, consolidation, sale or other form of business combination of Employer or any subsidiary of Employer, or (yy) a sale, lease, exchange, disposition or other transfer of all or substantially all of the assets of Employer (a "Business Combination"), in each case, unless, following such Business Combination, (i) all or substantially all of the individuals and entities who were the beneficial owners, respectively, of the Outstanding Company Common Stock and Outstanding Company Voting Securities immediately prior to such Business Combination beneficially own, directly or indirectly, more than 60% of, respectively, the then outstanding shares of common stock and the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors, as the case may be, of the corporation or entity resulting from such Business Combination (including, without limitation, a corporation or entity which as a result of such transaction owns Employer or all or substantially all of Employer's assets either directly or through one or more subsidiaries) in substantially the same proportions as their ownership immediately prior to such Business Combination of the Outstanding Company Common Stock and Outstanding Company Voting Securities, as the case may be, (ii) no Covered Person (excluding any employee benefit plan (or related trust) of Employer or such corporation resulting from such Business Combination) beneficially owns, directly or indirectly, 51% or more of, respectively, the then outstanding shares of common stock of the corporation resulting from such Business Combination or the combined voting power of the then outstanding voting securities of such corporation, except to the extent that such ownership existed prior to the Business Combination, and (iii) at least a majority of the members of the board of directors of the corporation resulting from such Business Combination, were members of the Incumbent Board at the time of the execution of the initial agreement, or of the action of the Board of Directors, providing for such Business Combination; or

               (4) approval by the stockholders of Employer of a complete liquidation or dissolution of Employer.



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Section 7.  Excise Tax.

          (a) Anything in this Agreement to the contrary notwithstanding, in the event it shall be determined that any payment or distribution by, or benefit from, Employer or any of its affiliates to or for the benefit of Employee, whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise (any such payments, distributions or benefits being individually referred to herein as a "Payment," and any two or more of such payments, distributions or benefits being referred to herein as "Payments"), would be subject to the excise tax imposed by Section 4999 of the Code (such excise tax, together with any interest thereon, any penalties, additions to tax, or additional amounts with respect to such excise tax, and any interest in respect of such penalties, additions to tax or additional amounts, being collectively referred herein to as the "Excise Tax"), then Employee shall be entitled to receive an additional payment or payments (individually referred to herein as a "Gross-Up Payment" and any two or more of such additional payments being referred to herein as "Gross-Up Payments") in an amount such that after payment by Employee of all taxes (as defined in Section 7(k)) imposed upon the Gross-Up Payment, Employee retains an amount of such Gross-Up Payment equal to the Excise Tax imposed upon the Payments.

          (b) Subject to the provisions of Section 7(c) through (i), any determination (individually, a "Determination") required to be made under this
Section 7(b), including whether a Gross-Up Payment is required and the amount of such Gross-Up Payment, shall initially be made, at Employer's expense, by nationally recognized tax counsel selected by Employer ("Tax Counsel"). Tax Counsel shall provide detailed supporting legal authorities, calculations, and documentation both to Employer and Employee within 15 business days of the termination of Employee's employment, if applicable, or such other time or times as is reasonably requested by Employer or Employee. If Tax Counsel makes the initial Determination that no Excise Tax is payable by Employee with respect to a Payment or Payments, it shall furnish Employee with an opinion reasonably acceptable to Employee that no Excise Tax will be imposed with respect to any such Payment or Payments. Employee shall have the right to dispute any Determination (a "Dispute") within 15 business days after delivery of Tax Counsel's opinion with respect to such Determination. The Gross-Up Payment, if any, as determined pursuant to such Determination shall, at Employer's expense, be paid by Employer to or for the benefit of Employee within five business days of Employee's receipt of such Determination. The existence of a Dispute shall not in any way affect Employee's right to receive the Gross-Up Payment in accordance with such Determination. If there is no Dispute, such Determination shall be binding, final and conclusive upon Employer and Employee, subject in all respects, however, to the provisions of Section 7(c) through (i) below. As a result of the uncertainty in the application of Sections 4999 and 280G of the Code, it is possible that Gross-Up Payments (or portions thereof) which will not have been made by Employer should have been made ("Underpayment"), and if upon any reasonable written request from Employee or Employer to Tax Counsel, or upon Tax Counsel's own initiative, Tax Counsel, at Employer's expense, thereafter determines that Employee is required to make a payment of any Excise Tax or any additional Excise Tax, as the case may be, Tax Counsel shall, at Employer's expense, determine the amount of the Underpayment that has occurred and any such Underpayment shall be promptly paid by Employer to or for the benefit of Employee.



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          (c) Employer shall defend, hold harmless, and indemnify Employee on a fully grossed-up after tax basis from and against any and all claims, losses, liabilities, obligations, damages, impositions, assessments, demands, judgments, settlements, costs and expenses (including reasonable attorneys', accountants', and experts' fees and expenses) with respect to any tax liability of Employee resulting from any Final Determination (as defined in Section 7(j)) that any Payment is subject to the Excise Tax.

          (d) If a party hereto receives any written or oral communication with respect to any question, adjustment, assessment or pending or threatened audit, examination, investigation or administrative, court or other proceeding which, if pursued successfully, could result in or give rise to a claim by Employee against Employer under this Section 7 ("Claim"), including, but not limited to, a claim for indemnification of Employee by Employer under Section 7(c), then such party shall promptly notify the other party hereto in writing of such Claim ("Tax Claim Notice").

          (e) If a Claim is asserted against Employee ("Employee Claim"), Employee shall take or cause to be taken such action in connection with contesting such Employee Claim as Employer shall reasonably request in writing from time to time, including the retention of counsel and experts as are reasonably designated by Employer (it being understood and agreed by the parties hereto that the terms of any such retention shall expressly provide that Employer shall be solely responsible for the payment of any and all fees and disbursements of such counsel and any experts) and the execution of powers of attorney.

          (f) Employer shall have the right to defend or prosecute, at the sole cost, expense and risk of Employer, such Employee Claim by all appropriate proceedings, which proceedings shall be defended or prosecuted diligently by Employer to a Final Determination; provided, however, that (i) Employer shall not, without Employee's prior written consent, enter into any compromise or settlement of such Employee Claim that would adversely affect Employee, (ii) any request from Employer to Employee regarding any extension of the statute of limitations relating to assessment, payment, or collection of taxes for the taxable year of Employee with respect to which the contested issues involved in, and amount of, Employee Claim relate is limited solely to such contested issues and amount, and (iii) Employer's control of any contest or proceeding shall be limited to issues with respect to Employee Claim and Employee shall be entitled to settle or contest, in his sole and absolute discretion, any other issue raised by the Internal Revenue Service or any other taxing authority. So long as Employer is diligently defending or prosecuting such Employee Claim, Employee shall provide or cause to be provided to Employer any information reasonably requested by Employer that relates to such Employee Claim, and shall otherwise cooperate with Employer and its representatives in good faith in order to contest effectively such Employee Claim. Employer shall keep Employee informed of all developments and events relating to any such Employee Claim (including, without limitation, providing to Employee copies of all written materials pertaining to any such Employee Claim), and Employee or his authorized representatives shall be entitled, at Employee's expense, to participate in all conferences, meetings and proceedings relating to any such Employee Claim.

          (g) In the case of any Employee Claim that is defended or prosecuted to a Final Determination pursuant to the terms of this Section 7(i), Employer shall pay, on a fully grossed-up after tax basis, to Employee in immediately available funds the full amount of any taxes arising or resulting from or incurred in connection with such Employee Claim that have not theretofore been paid by Employer to Employee, together with the costs and expenses, on a fully grossed-up after tax basis, incurred in connection therewith that have not theretofore been paid by Employer to Employee, within ten calendar days after such Final Determination. In the case of any Employee Claim not covered by the preceding sentence, Employer shall pay, on a fully grossed-up after tax basis, to Employee in immediately available funds the full amount of any taxes arising or resulting from or incurred in connection with such Employee Claim at least ten calendar days before the date payment of such taxes is due from Employee, except where payment of such taxes is sooner required under the provisions of this Section 7(g), in which case payment of such taxes (and payment, on a fully grossed-up after tax basis, of any costs and expenses required to be paid under this Section 7(g)) shall be made within the time and in the manner otherwise provided in this Section 7(g).

          (h) For purposes of this Agreement, the term "Final Determination" shall mean (A) a decision, judgment, decree or other order by a court or other tribunal with appropriate jurisdiction, which has become final and non-appealable; (B) a final and binding settlement or compromise with an administrative agency with appropriate jurisdiction, including, but not limited to, a closing agreement under Section 7121 of the Code; (C) any disallowance of a claim for refund or credit in respect to an overpayment of tax unless a suit is filed on a timely basis; or (D) any final disposition by reason of the expiration of all applicable statutes of limitations.

          (i) For purposes of this Agreement, the terms "tax" and "taxes" mean any and all taxes of any kind whatsoever (including, but not limited to, any and all Excise Taxes, income taxes, and employment taxes), together with any interest thereon, any penalties, additions to tax, or additional amounts with respect to such taxes and any interest in respect of such penalties, additions to tax, or additional amounts.

Section 8. Expenses of Enforcement.

          Upon demand by Employee made to Employer, Employer shall reimburse Employee for the reasonable expenses (including attorneys' fees and expenses) incurred by Employee after a Change in Control in enforcing or seeking to enforce the payment of any amount or other benefit to which Employee shall have become entitled under this Agreement as a result of the termination of Employee's employment with Employer within two (2) years after the Employee's Date of Termination, including, but not limited to, those incurred in connection with any arbitration concerning same initiated pursuant to Section 14 (regardless of the outcome of such arbitration). To the extent that any such reimbursement would be subject to the Excise Tax, then Employee shall be entitled to receive Gross-Up Payments in an amount such that after payment by Employee of all taxes imposed on such Gross-Up Payments, Employee retains an amount equal to the Excise Tax imposed upon the reimbursement, and the other provisions of Section 7 hereof shall also apply to such circumstance unless the context thereof otherwise indicates.

Section 9. No Obligation to Mitigate.

     Employee shall not be required to mitigate the amount of any payment or other benefit required to be paid to Employee pursuant to this Agreement, whether by seeking other employment or otherwise, nor shall the amount of any such payment or other benefit be reduced on account of any compensation earned by Employee as a result of employment by another person.

Section 10. No Effect on Other Rights.

     Nothing in this Agreement shall prevent or limit Employee's continuing or future participation in any plan, program, policy or practice of or provided by Employer or any of its affiliates and for which Employee may qualify, nor shall anything herein limit or otherwise affect such rights as Employee may have under any stock option or other agreements with Employer or any of its affiliates. Amounts which are vested benefits or which Employee is otherwise entitled to receive under any plan, program, policy or practice of or provided by, or any other contract or agreement with, Employer or any of its affiliates at or subsequent to the Date of Termination shall be payable or otherwise provided in accordance with such plan, program, policy or practice or contract or agreement except as explicitly modified by this Agreement.

Section 11. Successors; Binding Agreement.

          (a) This Agreement is personal to Employee and without the prior written consent of Employer shall not be assignable by Employee otherwise than by will or the laws of descent and distribution. This Agreement shall inure to the benefit of and be enforceable by Employee's personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees.

          (b) This Agreement shall inure to the benefit of and be binding upon Employer and its successors and assigns.

          (c) Employer will require any successor (whether direct or indirect, by purchase, merger, amalgamation, consolidation or otherwise) to all or substantially all of the business and/or assets of Employer, by agreement in form and substance reasonably satisfactory to Employee, to expressly assume and agree to perform this Agreement in the same manner and to the same extent that Employer would be required to perform it if no such succession had taken place. As used in this Agreement, "Employer" shall mean Employer as hereinbefore defined and any successor to its business and/or assets as aforesaid which assumes and agrees to perform this Agreement by execution and delivery of the agreement provided for in this Section 11(c) or which otherwise becomes bound by the terms and provisions of this Agreement by operation of law or otherwise.

Section 12. Non-Competition; Non-Solicitation; No Hire.

          (a) Employee agrees that, during his employment and for a period of two (2) years following the termination of Employee's employment with Employer (such applicable period being referred to herein as the "Non-Compete Period"), Employee shall not, without the prior written consent of Employer, directly or indirectly, anywhere in the world, engage, invest, own any interest, or participate in, consult with, render services to, or be employed by any business, person, firm or entity that is in competition with the "Business" (as defined in Section 12(d)) of Employer or any of its subsidiaries or affiliates, except for the account of Employer and its subsidiaries and affiliates; provided, however, that during the Non-Compete Period Employee may acquire, solely as a passive investment, not more than two percent (2%) of the outstanding shares or other units of any security of any entity subject to the requirements of Section 13 or 15(d) of the Exchange Act. Employee acknowledges that a remedy at law for any breach or attempted breach of this covenant not to compete will be inadequate and further agrees that any breach of this covenant not to compete will result in irreparable harm to Employer, and, accordingly, Employer shall, in addition to any other remedy that may be available to it, be entitled to specific performance and temporary and permanent injunctive and other equitable relief (without proof of actual damage or inadequacy of legal remedy) in case of any such breach or attempted breach. Employee acknowledges that this covenant not to compete is being provided as an inducement to Employer to enter into this Agreement and that this covenant not to compete contains reasonable limitations as to time, geographical area and scope of activity to be restrained that do not impose a greater restraint than is necessary to protect the goodwill or other business interest of Employer. Whenever possible, each provision of this covenant not to compete shall be interpreted in such a manner as to be effective and valid under applicable law but if any provision of this covenant not to compete shall be prohibited by or invalid under applicable law, such provision of this covenant not to compete shall be prohibited by or invalid under applicable law, such provision shall be ineffective to the extent of such prohibition or invalidity, without invalidating the remaining provisions of this covenant not to compete. If any provision of this covenant not to compete shall, for any reason, be judged by any court of competent jurisdiction to be invalid or unenforceable, such judgment shall not affect, impair or invalidate the remainder of this covenant not to compete but shall be confined in its operation to the provision of this covenant not to compete directly involved in the controversy in which such judgment shall have been rendered. In the event that the provisions of this covenant not to compete should ever be deemed to exceed the time or geographic limitations permitted by applicable laws, then such provision shall be reformed to the maximum time or geographic limitations permitted by applicable law.

          (b) In addition to the restrictions set forth in Section 12(a), Employee agrees that, during his employment and for a period of two (2) years thereafter, Employee will not, either directly or indirectly, (i) make known to any person, firm or entity that is in competition with the Business of Employer or any of its subsidiaries or affiliates the names and addresses of any of the suppliers or customers of Employer or any of its subsidiaries or affiliates, potential customers of Employer or any of its subsidiaries or affiliates upon whom Employer or any of its subsidiaries or affiliates has called upon in the last two (2) years or contacts of Employer or any of its subsidiaries or affiliates or any other information pertaining to such persons, unless such information is publicly known, or (ii) for the purpose of engaging in any Business, call on, solicit, or take away, or attempt to call on, solicit or take away any of the suppliers or customers of Employer or any of its subsidiaries or affiliates, whether for Employee or for any other person, firm or entity.

          (c) Effective as of the Effective Date and for a period that includes the term of this Agreement and two (2) years thereafter, Employee will not, either on his own account or for any other person, firm, partnership, corporation, or other entity (i) solicit any employee of Employer or any of its subsidiaries or affiliates to leave such employment; or (ii) induce or attempt to induce any such employee to breach her or his employment agreement with Employer or any of its subsidiaries or affiliates.

          (d) As used in this Agreement, "Business" means the business engaged in by Employer on the Date of Termination.

          (e) In the event that Employee violates any of the terms and conditions of this Section 12 during the applicable period specified, then in addition to the other rights and remedies available to Employer hereunder and under Section 14 hereof, Employer's obligations to make any remaining payments due and owing pursuant to Section 6(d) hereof shall cease and terminate.

Section 13. Miscellaneous.

          (a) All notices and other communications required or permitted hereunder or necessary or convenient in connection herewith will be in writing and will be delivered by hand or by registered or certified mail, return receipt requested to the addresses set forth below in this Section 13(a):

          If to Employer, to:

               Input/Output, Inc.
               12300 Parc Crest Drive
               Stafford, Texas 77477
               Attention:  General Counsel

          If to Employee, to:

          Robert P. Peebler
          17 River Hollow
          Houston, Texas 77027

or to such other names or addresses as Employer or Employee, as the case may be, designate by notice to the other party hereto in the manner specified in this Section.

          (b) This Agreement (including the Exhibits attached hereto) supersedes, replaces and merges all previous agreements and discussions relating to the same or similar subject matters between Employee and Employer and constitutes the entire agreement between Employee and Employer with respect to the subject matter of this Agreement. This Agreement may not be modified in any respect by any verbal statement, representation or agreement made by any employee, officer, or representative of Employer or by any written agreement unless signed by an officer of Employer who is expressly authorized by the Board to execute such document.

          (c) If any provision of this Agreement or application thereof to anyone or under any circumstances should be determined to be invalid or unenforceable, such invalidity or unenforceability will not affect any other provisions or applications of this Agreement which can be given effect without the invalid or unenforceable provision or application. In addition, if any provision of this Agreement is held by an arbitration panel or a court of competent jurisdiction to be invalid, unenforceable, unreasonable, unduly restrictive or overly broad, the parties intend that such arbitration panel or court modify said provision so as to render it valid, enforceable, reasonable and not unduly restrictive or overly broad.

          (d) The internal laws of the State of Texas will govern the interpretation, validity, enforcement and effect of this Agreement without regard to the place of execution or the place for performance thereof.

Section 14. Arbitration.

          (a) Employer and Employee agree to submit to final and binding arbitration any and all disputes or disagreements concerning the interpretation or application of this Agreement. Any such dispute or disagreement will be resolved by arbitration in accordance with the National Rules for the Resolution of Employment Disputes of the American Arbitration Association (the "AAA Rules"). Arbitration will take place in Houston, Texas, unless the parties mutually agree to a different location. Within 30 calendar days of the initiation of arbitration hereunder, each party will designate an arbitrator. The appointed arbitrators will then appoint a third arbitrator. Employee and Employer agree that the decision of the arbitrators will be final and binding on both parties. Any court having jurisdiction may enter a judgment upon the award rendered by the arbitrators. In the event the arbitration is decided in whole or in part in favor of Employee, Employer will reimburse Employee for his reasonable costs and expenses of the arbitration (including reasonable attorneys' fees); provided, however, that Employer shall reimburse Employee in accordance with Section 8 for the reasonable expenses (including attorneys' fees and expenses) incurred by Employee in enforcing or seeking to enforce in any arbitration the payment of any amount or other benefit described in Section 8 regardless of the outcome of such arbitration. Regardless of the outcome of any arbitration, Employer will pay all fees and expenses of the arbitrators and all of Employer's costs of such arbitration.

          (b) Notwithstanding the provisions of Section 14(a), Employer may, if it so chooses, bring an action in any court of competent jurisdiction for injunctive relief to enforce Employee's obligations under Sections 3(b), 3(c), 3(d) or 12 hereof.

     IN WITNESS WHEREOF, the undersigned, intending to be legally bound, have executed this Agreement as to be effective as of the Effective Date.

                                        EMPLOYER:

                                        INPUT/OUTPUT, INC.


                                        By:
                                           -------------------------------------


                                        EMPLOYEE:



                                        ----------------------------------------
                                        Robert P. Peebler